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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8 (a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8 (a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:


Name:    BLDRS INDEX FUNDS TRUST

Address of Sponsor's Principal Executive Office
(No. & Street, City, State Zip Code) :

Nasdaq Financial Products Services, Inc.
c/o The Nasdaq Stock Market, Inc.
1735 K Street, N.W.
Washington, D.C.  20006-1500

Name and address of agent for service of process:


John L. Jacobs                                         Mary Joan Hoene, Esq.
Nasdaq Financial Products Services, Inc.               Carter, Ledyard & Milburn
c/o The Nasdaq Stock Market, Inc.                      2 Wall Street
1735 K Street, N.W.                                    New York, New York  10005
Washington, D.C.  20006-1500


Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8 (b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8B-2:


              YES               NO

               X
              ---               ---

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     Pursuant to the requirements of the Investment Company Act of 1940, the
Sponsor of the registrant has caused this registration statement to be duly signed on behalf of the registrant in the District of Columbia on the 22nd day of March, 2002.

  [seal]



                                    Signature:     BLDRS INDEX FUNDS TRUST
                                               ---------------------------------
                                                    (Name of Registrant)

                                    By: Nasdaq Financial Products Services, Inc.
                                        ----------------------------------------


                                    By: /s/ John L. Jacobs
                                        ----------------------------------------
                                        Name:  John L. Jacobs
                                        Title: Chief Executive Officer

        /s/ Sara Nelson Bloom
Attest: --------------------------
        Name:  Sara Nelson Bloom
        Title: Associate General Counsel